PRESS RELEASE


FOR IMMEDIATE RELEASE:                  CONTACT:

Tremont Corporation                   J. Thomas Montgomery, Jr.
1999 Broadway, Suite 4300             Vice President, Controller and Treasurer
Denver,  Colorado  80202              (303) 296-5617


                     TREMONT REPORTS FIRST QUARTER EARNINGS

     DENVER, COLORADO . . . April 23, 1998 . . . Tremont Corporation (NYSE: TRE) reported first quarter net income of $50.7 million, or $7.22 per diluted share, compared to a loss of $2.4 million, or $.33 per diluted share, for the same quarter in 1997.

     The Company's equity in earnings of 30%-owned TIMET was $5.5 million in the first quarter of 1998 compared to $4.8 million in 1997. TIMET reported first quarter net income of $18.3 million in 1998 on sales of $187 million, up from net income of $15.8 million on sales of $167 million for the first quarter of 1997. The improvement in TIMET's titanium metals business compared to the first quarter of 1997 was primarily due to higher mill product volume.

     The Company's equity in earnings (before extraordinary item) of 18%-owned NL Industries, Inc. was $46.8 million in the first quarter of 1998, approximately 95% of which related to the Company's equity in NL's $285 million after-tax gain on the sale of its Rheox specialty chemicals operations. In the first quarter of 1997, the Company's equity in NL was a loss of $7.2 million, including it's equity in NL's $30 million non-cash charge related to environmental liabilities.

     NL reported income from continuing operations of $16.3 million in the first quarter of 1998 on sales of $223 million compared to a loss from continuing operations of $40.2 million (including the $30 million environmental charge) on sales of $204 million in the first quarter of 1997. NL reported record first quarter titanium dioxide pigments ("TiO2") sales volumes in 1998. NL's first quarter average selling prices for TiO2 were 5% higher than the fourth quarter of 1997 and 17% higher than the first quarter of 1997.

     The Company's equity in earnings of other joint ventures principally represents earnings from its real estate development partnership. The Company's income tax rate varies from the statutory rate primarily because no income tax provision is currently required on its equity in NL's earnings or losses.

     Tremont, headquartered in Denver, Colorado, is principally a holding company with operations in the titanium metals business, conducted through TIMET, in the TiO2 business, conducted through NL, and in real estate development, conducted through Victory Valley Land Company, L.P.


                                      oo o o o

                              TREMONT CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS

                      (In millions, except per share data)

                                            Quarter Ended
                                              March 31,

                                           1997      1998
Equity in earnings (loss) of:
     TIMET                                $   4.8   $  5.5
     NL Industries                           (7.2)    46.8
     Other                                    3.9      1.9

                                              1.5     54.2
Corporate expenses, net                       -         .1


     Income before taxes and minority         1.5     54.1
interest

Income tax expense                            2.9      2.5
Minority interest                             1.0       .5


     Income (loss) before extraordinary      (2.4)    51.1
item

Equity in extraordinary loss of NL-
     early extinguishment of debt             -        (.4)


     Net income (loss)                    $  (2.4)  $ 50.7




Earnings (loss) per share:
     Before extraordinary item:
        Basic                             $  (.32)  $ 7.57
        Diluted                           $  (.33)  $ 7.28
     Net income (loss):
        Basic                             $  (.32)  $ 7.51
        Diluted                           $  (.33)  $ 7.22

Weighted average shares outstanding:
     Common shares                            7.5      6.7
     Diluted shares                           7.5      6.9